UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2026

Pulse Biosciences, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37744	46-5696597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Brickell Key Drive, Suite 1080
Miami, Florida 33131
(Address of Principal Executive Offices) (Zip Code)
510-906-4600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	PLSE	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 5, 2026, the Board of Directors of Pulse Biosciences, Inc. (the “Company”) approved resolutions permitting TD Securities (USA) LLC, as sales agent (“TD Cowen”), to sell Company common stock to one or more Company affiliates pursuant to that certain Equity Distribution Agreement, dated February 19, 2026, by and between TD Cowen and the Company (the “Sales Agreement”), should any of them wish to purchase shares through the Sales Agreement without a discount to the then current market trading price for Company common stock. Under the at-the-market Sales Agreement, the Company may offer and sell, from time to time, through TD Cowen shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $59,976,196.

Separately, Mr. Robert Duggan, the Company’s Co-Chairman of the Board of Directors and the beneficial owner of approximately 72% of our outstanding common stock as of March 31, 2026, and Mr. Paul LaViolette, the Company’s Chief Executive Officer and Co-Chairman, have indicated that they are likely to purchase shares in the near term, but they have not indicated the number of shares they intend to purchase nor have they made any formal binding commitments to do so. Any purchases of shares by these individuals would be at the prevailing market bid price or better.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PULSE BIOSCIENCES, INC.

Date: May 6, 2026	By:	/s/ Jon Skinner
Jon Skinner
Chief Financial Officer (Principal Financial Officer)